                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          SunGard Data Systems Inc.
                (Name of Registrant as Specified In Its Charter)

                          SunGard Data Systems Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                    [LETTERHEAD OF SUNGARD APPEARS HERE]




April 4, 1994


Dear Stockholder:

You are cordially invited to attend the 1994 Annual Meeting of Stockholders of SunGard Data Systems Inc., which will be held on Monday, May 9, 1994, beginning at 9:00 a.m., at the Pennsylvania Convention Center, 1101 Arch Street, Philadelphia, Pennsylvania. The official notice of the meeting, together with a proxy statement and proxy card, is enclosed. Please give this information your careful attention.

Your participation in the Company's affairs is important. To assure your representation at the meeting, whether or not you expect to be present, please date and sign the enclosed proxy card and return it as soon as possible in the envelope provided. Also, please indicate on the proxy card whether you plan to attend the meeting.

Your copy of the Company's 1993 Annual Report also is enclosed. We appreciate your interest in the Company.


Sincerely,

/s/James L. Mann

James L. Mann
Chairman, President and
Chief Executive Officer

- -------------------------------------------------------------------------------
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN YOUR PROXY CARD AND PROMPTLY RETURN IT IN THE REPLY ENVELOPE PROVIDED (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES). IF YOU RECEIVE MORE THAN ONE PROXY
CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, THEN PLEASE DATE, SIGN AND RETURN ALL OF THEM. THANK YOU.
- -------------------------------------------------------------------------------

                           SunGard Data Systems Inc.
                               1285 Drummers Lane
                           Wayne, Pennsylvania 19087
                                 (610) 341-8700


                 ---------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 1994
                 ---------------------------------------------


To Our Stockholders:

The 1994 Annual Meeting of Stockholders of SunGard Data Systems Inc. will be held at 9:00 a.m. local time, on Monday, May 9, 1994, at the Pennsylvania Convention Center, 1101 Arch Street, Philadelphia, Pennsylvania 19107, for the following purposes:

  1. To elect directors.

  2. To vote on approval of an Amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of common stock by 30,000,000.

  3. To vote on approval of the Company's 1994 Equity Incentive Plan.

  4. To vote on ratification of the appointment of Coopers & Lybrand as the Company's independent accountants for 1994.

  5. To act upon such other business as may properly come before the meeting.

Only holders of the Company's common stock at the close of business on March 16, 1994 are entitled to receive notice of the meeting and to vote at the meeting.

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, you are urged to date and sign the enclosed proxy card and promptly return it in the enclosed reply envelope (which requires no postage if mailed in the United States).


By Order of the Board of Directors,

/s/Lawrence A. Gross

Lawrence A. Gross
Vice President and General Counsel,
Secretary


April 4, 1994

                           SunGard Data Systems Inc.
                               1285 Drummers Lane
                           Wayne, Pennsylvania 19087
                                 (610) 341-8700



                                PROXY STATEMENT


This proxy statement and the accompanying proxy card are being furnished to the stockholders of SunGard Data Systems Inc. in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use in voting at the 1994 Annual Meeting of Stockholders or at any adjournment or postponement of the meeting. These proxy materials are first being mailed to stockholders on or about April 4, 1994.

Proxies in the form enclosed, if properly submitted and not revoked, will be voted as directed on the proxies. Any proxy not directing to the contrary will be voted "for" the election of the named nominees as directors and "for" approval of each of the other Proposals. Sending in a signed proxy does not affect a stockholder's right to attend the meeting and vote in person, since the proxy is revocable. Any stockholder who submits a proxy may revoke it at any time before it is voted by delivering a later-dated proxy or a written notice of revocation to the Secretary of the Company at the Company's headquarters or at the meeting.

At the close of business on March 16, 1994, the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the 1994 Annual Meeting, the Company's outstanding voting securities consisted of approximately 18,807,000 shares of common stock, held by approximately 2,040 stockholders of record. In order for a quorum to be present at the 1994 Annual Meeting, a majority of the outstanding shares of the Company's common stock as of the close of business on the record date must be present in person or represented by proxy at the meeting. All such shares that are present in person or represented by proxy at the meeting will be counted in determining whether a quorum is present, no matter how the shares are voted or whether they abstain from voting.

Holders of common stock are entitled to one vote per share. The election of directors will be determined by a plurality vote, with the eight nominees receiving the most "for" votes being elected. Approval of the Amendment to the Company's Certificate of Incorporation requires that the holders of a majority of the outstanding shares vote "for" the Amendment. Approval of each of the other proposals requires that a majority of the quorum vote "for" the proposal. An abstention or broker non-vote on any proposal other than the election of directors, therefore, will have the same legal effect as an "against" vote, although some persons analyzing the voting results may interpret these actions differently.

The Company will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by directors, officers or employees of the Company without additional compensation. In addition, D. F. King & Co., Inc. will provide solicitation services to the Company for a fee of approximately $4,000 plus out-of-pocket expenses. The Company will, on request, reimburse stockholders who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

                                PROPOSAL ONE

                             ELECTION OF DIRECTORS

Eight directors are to be elected at the 1994 Annual Meeting to serve for one-year terms until the 1995 Annual Meeting and until their respective successors are elected and qualified. Seven of the eight nominees currently are serving as directors of the Company. The Company knows of no reason why any nominee would be unable to serve as a director. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee should for any reason become unable to serve, then all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may designate, or the Board may reduce the number of directors to eliminate the vacancy.

The following information about the Company's nominees for election as directors is based, in part, upon information furnished by the nominees.


    Nominee and Current      Age       Principal Occupations and Employment
 Positions with the Company

Gregory S. Bentley            38  Vice President (since 1991), Bentley Systems,
   Director (since 1991)          Inc., Exton, PA (engineering software
   Member, Audit Committee        company); President (1983 to 1991), SunGard
                                  Capital Markets Inc., a subsidiary of the
                                  Company since 1987.
- -------------------------------------------------------------------------------

Michael C. Brooks             49  General Partner (since 1985), J. H. Whitney &
   Director (since 1985)          Co., New York, NY (venture capital firm).
   Chairman, Compensation
   Committee, Member,
   Executive Committee
- -------------------------------------------------------------------------------

Albert A. Eisenstat           63  Private investor (since 1993); Executive or
   Director (since 1991)          Senior Vice President (1985 to 1993) and Vice
   Member, Compensation           President and General Counsel (1980 to 1987),
   Committee                      Apple Computer, Inc., Cupertino, CA (computer
                                  and software company).
- -------------------------------------------------------------------------------

Bernard Goldstein             63  Managing Director (since 1979), Broadview
   Nominee                        Associates, Fort Lee, NJ (investment banking
                                  firm).
- -------------------------------------------------------------------------------

James L. Mann                 59  Chairman of the Board (since 1987) and
   Director (since 1983)          President and Chief Executive Officer (since
   Chairman, Executive            1986) of the Company; President and Chief
   Committee, Chairman of         Operating Officer (1983 to 1985) of the
   the Board, President           Company.
   and Chief Executive Officer
- -------------------------------------------------------------------------------

Michael Roth                  62  Of Counsel (since 1989), Rosenman & Colin,
   Director (since 1991)          New York, NY (law firm); Partner (1979 to
   Member, Compensation           1989), Shea & Gould, New York, NY (law firm).
   Committee
- -------------------------------------------------------------------------------

Malcolm I. Ruddock            51  Treasurer (since 1989), Director of Finance
   Director (since 1983)          (1988 to 1989) and Director of Acquisitions
   Chairman, Audit Committee      and Divestments (1979 to 1988), Sun Company,
   Member, Executive Committee    Inc., Philadelphia, PA (energy resources
                                  company).
- -------------------------------------------------------------------------------

Lawrence J. Schoenberg        61  Director of public companies (since 1990);
   Director (since 1991)          Chairman (1967 to 1991) and Chief Executive
   Member, Audit Committee        Officer (1967 to 1990), AGS Computers, Inc.,
                                  Mountainside, NJ (software and computer
                                  services company).
- --------------------------------------------------------------------------------

Mr. Brooks also is a director of Filene's Basement Corp. Mr. Eisenstat also is a director of Commercial Metals Company. Mr. Goldstein also is a director of Apple Computer Inc., Franklin Electronic Publishing Inc. and SPSS, Inc. Mr.

Schoenberg also is a director of Government Technology Services Inc., Image Business Systems Inc., Merisel Inc. and PennAmerica Group Inc.

Board of Directors and Committee Meetings

During 1993, the Board of Directors held six meetings, the Audit Committee held four meetings, the Compensation Committee held four meetings, and the Executive Committee held two meetings. The Board of Directors does not have a standing Nominating Committee. During 1993, each director attended at least 92% of the total number of meetings of the Board of Directors and Committees on which he served. Meeting attendance averaged 99% among all directors.

The Audit Committee reviews the Company's accounting and financial practices and policies and the scope and results of the Company's external and internal audits. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent public accountants and administers the Company's business conduct, conflict of interest and related policies.

The Compensation Committee establishes the compensation policies for executive officers of the Company, evaluates and approves the compensation of the chief executive officer and reviews his recommendations as to the compensation of the other executive officers. The Compensation Committee also administers the Company's stock option, purchase and award plans. Only outside directors who are not employees of the Company may serve on the Compensation Committee.

The Executive Committee reviews certain aspects of transactions and policies that have been generally approved by the Board of Directors. The Executive Committee also is authorized to exercise the powers of the Board of Directors during the intervals between Board meetings, except those powers that are prohibited by law from being delegated.

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving on the Board of Directors or Committees. Each outside director receives an annual fee of $6,000, fees of $2,000 for each quarterly meeting of the Board of Directors attended and $500 for each other Board meeting attended, and reimbursement of applicable travel and other expenses. No additional fees are paid for attendance at Committee meetings, which usually are held the same day as Board meetings.

Under the Company's Restricted Stock Award Plan for Outside Directors, restricted stock awards are automatically granted to "outside directors" -- those who are not, and were not during the twelve months before election to the Board, officers or employees of the Company. Each outside director automatically receives an award of 5,000 shares upon initial election to the Board, and will automatically receive additional awards of 5,000 shares upon reelection as an outside director every fifth year thereafter. The shares awarded are subject to transfer restrictions until they vest, at the rate of 1,000 shares per year, on the dates of the Company's next five Annual Meetings following the date of grant. If an outside director dies or is permanently disabled, or if a change in control of the Company occurs, then all remaining unvested shares immediately vest. If an outside director's directorship terminates for any other reason, then all remaining unvested shares are forfeited.

At the 1993 Annual Meeting, Mr. Bentley qualified for the first time as an outside director and received his initial restricted stock award for 5,000 shares of common stock. If Mr. Goldstein is elected as a director at the 1994 Annual Meeting, he will receive at that time his initial restricted stock award for 5,000 shares of common stock.

The Company has entered into indemnification agreements, in the form approved by the stockholders, with the Company's directors and officers.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table contains certain information about the beneficial ownership of the Company's common stock as of March 16, 1994 (the record date) by each person who is known by the Company to beneficially own more than 5% of the Company's common stock, by each of the Company's directors and nominees for director, by each of the Company's executive officers named in the Summary Compensation Table below, and by all of the Company's directors, nominees and executive officers as a group.



                                                               Number of Shares Beneficially Owned           Percent
           Name of Beneficial Owner or Group            -------------------------------------------------      of
                                                         Direct/(1)/        Voting or          Right to    Class/(4)/
                                                                      Investment Power/(2)/  Acquire/(3)/
=====================================================================================================================

First Union Corporation and                                       --     1,253,715/(6)/                --         6.7%
First Union National Bank of North Carolina/(5)/
      11 Tobey Village Office Park
      Pittsford, New York 14534
- ----------------------------------------------------------------------------------------------------------------------
Kenneth R. Adams (executive officer)                           6,399         1,225/(7)/            12,969          --
- ----------------------------------------------------------------------------------------------------------------------
Gregory S. Bentley (director)                                 62,439            --                     --          --
- ----------------------------------------------------------------------------------------------------------------------
Michael C. Brooks (director)                                   6,000            --                     --          --
- ----------------------------------------------------------------------------------------------------------------------
Cristobal I. Conde (executive officer)                       107,439            --                  5,000          --
- ----------------------------------------------------------------------------------------------------------------------
Philip L. Dowd (executive officer)                            37,208         6,668                 73,000          --
- ----------------------------------------------------------------------------------------------------------------------
Albert A. Eisenstat (director)                                 5,000            --                     --          --
- ----------------------------------------------------------------------------------------------------------------------
Bernard Goldstein (nominee)                                    4,500           500                     --          --
- ----------------------------------------------------------------------------------------------------------------------
Lawrence A. Gross (executive officer)                          2,182            --                 25,575          --
- ----------------------------------------------------------------------------------------------------------------------
James L. Mann (director and chief executive officer)         255,872            --                 61,426         1.7%
- ----------------------------------------------------------------------------------------------------------------------
Michael Roth (director)                                        5,000            --                     --          --
- ----------------------------------------------------------------------------------------------------------------------
Malcolm I. Ruddock (director)                                  6,000            --                     --          --
- ----------------------------------------------------------------------------------------------------------------------
Lawrence J. Schoenberg (director)                              4,438            --                     --          --
- ----------------------------------------------------------------------------------------------------------------------
All 19 directors, nominees and executive officers            627,923        10,103/(7)/           275,695         4.8%
- ----------------------------------------------------------------------------------------------------------------------

(1) Shares held in the beneficial owner's name or jointly with others, or in the name of a broker, bank, nominee or trustee for the beneficial owner's account, including shares held under the Company's Employee Stock Purchase Plan. Includes 4,000, 5,000, 3,000, 2,000, 3,000, 1,120, 125,000, 3,000,
     3,000 and 3,000 restricted shares held by Messrs. Adams, Bentley, Brooks, Dowd, Eisenstat, Gross, Mann, Roth, Ruddock and Schoenberg, respectively, and 156,640 restricted shares held by all directors, nominees and executive officers as a group, that are subject to transfer restrictions and forfeiture under the Company's restricted stock plans.

(2) Shares for which the beneficial owner has or may be deemed to have sole or shared voting and/or investment power.

(3) Shares which the beneficial owner has the right to acquire within 60 days after the record date by exercising stock options. Includes 2,000, 10,000, 10,545, and 2,676 unvested shares that may be acquired by Messrs. Conde, Dowd, Gross and Mann, respectively, and 58,166 unvested shares that may be acquired by all executive officers as a group which, if acquired, would be subject to transfer restrictions and repurchase by the Company under the Company's stock option plans.

(4) Unless otherwise indicated, the beneficial ownership of any named person does not exceed one percent of the outstanding shares of common stock.

(5) This beneficial owner is a customer of the Company, having purchased the Company's software products and computer services in the ordinary course of business.

(6) Based upon a Schedule 13G, dated February 10, 1994, filed by the beneficial owners.

(7) Includes 1,225 and 2,875 shares held by members of the immediate families of Mr. Adams and of all executive officers as a group, respectively, as to which beneficial ownership is disclaimed.

                             EXECUTIVE COMPENSATION

Compensation Committee Report

The Company's compensation policies for executive officers, as determined by the Compensation Committee, are to (1) provide competitive compensation packages so as to attract and retain superior executive talent, (2) link a significant portion of compensation to financial results, so as to reward successful performance, and (3) provide long-term equity based compensation, so as to further align the interests of executive officers with those of stockholders and further reward successful performance. The principal components of the Company's executive officer compensation program are base salary, annual cash incentive payments, periodic stock options and awards, and, beginning in 1994, long-term performance based incentive awards for the chief executive officers of the Company's five operating business groups (see Proposal Three).

The primary factor used to set cash compensation for the Company's executive officers is an analysis of competitive executive compensation based upon general business compensation surveys as well as more specific compensation surveys of companies of comparable business, size and complexity to the Company. An independent compensation consultant, whose services are available to the Compensation Committee, assists the Company with this analysis of competitive compensation. The S&P Computer Software and Services Index (see Performance Graph) is not used for this analysis, because it does not provide a large enough statistical sample, nor does it encompass the broader spectrum of businesses with which the Company competes for executive talent.

The Company's policy is to pay its executive officers at or somewhat above competitive compensation averages for comparable positions.
Compensation levels for individual executive officers, however, may be more or less than competitive averages, depending upon a subjective assessment of individual factors such as the executive's position, skills, achievements, tenure with the Company and historical compensation levels. In applying the analysis of competitive compensation, the Company focuses on total cash compensation. The split between base salary and annual cash incentive payment also is based upon that analysis, but it tends to be somewhat more influenced by individual factors such as the executive's position and historical compensation levels. Generally, previously granted stock options and restricted stock awards are not considered in setting cash compensation levels.

The performance goals for executive officers' 1993 annual cash incentive plans were set at the beginning of the year and took into account the Company's overall financial goals for 1993. For corporate officers, the incentive payments depended solely upon the rate of increase in the Company's net income over the previous year, except that in one case an additional incentive payment was based upon a performance goal specific to the executive's function. For group chief executive officers, the incentive payments depended solely upon the budgeted operating income of the operating business groups they manage, except that from zero to 25% of the incentive payment could be lost depending upon the group's average number of days sales outstanding in accounts receivable.

On average, total cash compensation at targeted goals for executive officers increased by approximately 5.5% in 1993, and incentive payments at targeted goals constituted approximately 29% of total cash compensation. Based upon actual 1993 results, all executive officers exceeded their targeted goals except for two group chief executive officers who did not achieve their minimum targets.

Historically, the Company's stock based award plans have represented its long-term incentive program for executive officers. Stock options and restricted stock awards have been granted at irregular intervals at the discretion of the Compensation Committee, but with the goal of implementing the Company's compensation policies described above. In deciding whether to grant an award to a particular executive and, if so, for how many shares, the Compensation Committee considers primarily the executive's position, skills, achievements and tenure with the Company, the level and vesting schedule of awards previously granted to the executive, and, in applicable cases, the number of shares of the Company's common stock received by the executive when the executive's business was acquired by the Company. The Compensation Committee also takes into account the total number of stock options outstanding both before and after the newly contemplated awards.

In 1994, the Company has begun granting long-term incentive compensation awards to the group chief executive officers, subject to stockholder approval of the underlying plan (see Proposal Three). These awards allow each group chief executive officer to earn options to purchase shares of the Company's common stock, based upon the cumulative growth in his group's operating income over three years.

The Company is studying the new federal income tax provision that denies a deduction for certain compensation exceeding $1,000,000 paid to the chief executive officer and four other highest paid executive officers excluding (among other things) certain performance based compensation. The Company intends that its general stock option grants will qualify for the performance based exclusion and intends to evaluate the extent to which its other compensation will qualify for that exclusion.

Mr. Mann's base salary for 1993 was $340,000, an increase of $15,000 or 5% over his 1992 base salary. Mr. Mann's 1993 annual cash incentive payment depended solely upon the rate of increase in the Company's net income. The Company's goal is to grow its net income by 15% per year. If the Company's 1993 net income had increased by 15%, then Mr. Mann's 1993 incentive payment would have been approximately $185,000, yielding total cash compensation at approximately the 50th percentile of competitive compensation levels based upon the Company's analysis. The Company's actual 1993 net income (excluding the gain on a product line sale) grew by 36%, yielding an incentive payment to Mr. Mann of $364,928.

Due primarily to the level and vesting schedule of awards previously granted, no stock options or restricted stock awards were granted to Mr. Mann or other executive officers during 1993, except in the case of one newly hired group chief executive officer.

                           Michael C. Brooks, Chairman of Compensation Committee Albert A. Eisenstat, Member of Compensation Committee
                                  Michael Roth, Member of Compensation Committee

Summary Compensation Table

The following table contains certain information about compensation earned during the last three fiscal years by the Company's chief executive officer and four other executive officers who were most highly compensated during the most recent fiscal year. The Company's fiscal year is the calendar year.

- ------------------------------------------------------------------------------------------------------------------------------------
                                                             Annual Compensation            Long-Term Compensation
                                                       -------------------------------------------------------------
                                                                                          Awards/(2)(3)/    Payouts         All

                                                                               Other     ---------------------------       Other

     Name and Principal Position                Year   Salary    Bonus        Annual        Securities     Long-Term     Compensa-

                                                        ($)       ($)        Compensa-      Underlying     Incentive   tion ($)/(4)/
                                                                           tion ($)/(1)/ Options/SARs (#)  Plans ($)
====================================================================================================================================

JAMES L. MANN                                   1993  340,000   364,928          53,161               --          --           8,929
   Chairman of the Board, President             1992  325,000   267,227          51,430               --          --           8,728
   and Chief Executive Officer                  1991  290,000   204,269           7,496           31,250          --           6,533
- ------------------------------------------------------------------------------------------------------------------------------------
KENNETH R. ADAMS/(5)/                           1993  170,000   259,500           6,227               --          --          12,306
   Chief Executive Officer, SunGard             1992  238,500   289,195           6,030               --   1,367,183          11,634
   Recovery Services Group                      1991  227,100   127,346           4,197               --     411,695           9,035
- ------------------------------------------------------------------------------------------------------------------------------------
CRISTOBAL I. CONDE                              1993  297,250        --              --               --          --           4,891
   Chief Executive Officer, SunGard             1992  292,224        --              --               --          --           3,782
   Capital Markets Systems Group                1991  289,898        --              --               --          --           1,935
- ------------------------------------------------------------------------------------------------------------------------------------
PHILIP L. DOWD                                  1993  210,000   132,839           3,997               --          --           6,745
   Chief Executive Officer, SunGard             1992  192,244   150,412           2,202               --          --           7,989
   Trust & Shareholder Systems Group            1991  170,000   114,544           3,552               --          --           6,356
- ------------------------------------------------------------------------------------------------------------------------------------
LAWRENCE A. GROSS                               1993  191,700    87,516           4,827               --          --           7,796
   Vice President and General Counsel           1992  154,000   118,834           3,853            1,575          --           6,862
                                                1991  145,600   113,107           3,275           14,000          --           6,268
- ------------------------------------------------------------------------------------------------------------------------------------

(1)  Consists of amounts reimbursed in connection with the payment of taxes.
     The cost of perquisites is not disclosed for any executive officer named in the table, because the disclosure threshold (the lower of $50,000 or 10% of salary plus bonus) was not reached.

(2) On December 31, 1993, based upon the last sale price that day of $41.25 per share of the Company's common stock, Messrs. Mann, Adams, Dowd and Gross held 125,000, 4,000, 2,000 and 1,120 restricted shares, respectively, valued at $5,156,250, $165,000, $82,500 and $46,200, respectively. The
     Company has never paid dividends on its common stock, but holders of restricted shares would be entitled to dividends if any were paid.

(3) Generally, the Company's stock option and restricted stock awards vest over five years. Upon termination of employment, only vested stock option shares may be purchased, but unvested restricted stock vests immediately except in the case of a voluntary resignation or termination for cause. Upon a change in control of the Company, all unvested stock options and restricted stock vests six months later or upon an earlier involuntary termination of employment without cause.

(4) Consists of Company contributions to a defined contribution retirement plan. For Mr. Adams, also included are premium payments for a personal (not a key-man) life insurance policy of $3,312, $2,906 and $2,368 in 1993, 1992 and 1991, respectively.

(5) During 1988, when Mr. Adams became the chief executive officer of SunGard Recovery Services, the Company granted to him a long-term incentive award covering the years 1989 through 1992. The payouts under this long-term incentive award, which were based upon the financial performance of the business units managed by Mr. Adams, consisted of stock options having an exercise price of $8.00 per share with all option shares fully vested on the date earned.

Aggregated Option Exercises and Year-End Option Value Table

The following table contains, for each of the Company's executive officers named in the Summary Compensation Table, (a) the number of shares of the Company's common stock acquired upon the exercise of options during 1993, (b) the value realized as a result of those exercises (based upon the last sale price on the date of exercise less the option exercise price), (c) the number of shares of the Company's common stock underlying unexercised options held on December 31, 1993, and (d) the value of in-the-money options held on December 31, 1993, based upon the last sale price that day of $41.25 per share of common stock.

 --------------------------------------------------------------------------------------------------------------------
                            Shares        Value      Number of Securities Underlying       Value of Unexercised
                           Acquired    Realized ($)        Unexercised Options             In-The-Money Options
         Name                 on                             at Year-End (#)                  at Year-End ($)
                         Exercise (#)                ----------------------------------------------------------------
                                                     Exercisable/(1)/  Unexercisable  Exercisable/(1)/  Unexercisable
=====================================================================================================================
James L. Mann                     --            --             61,426          9,824         2,013,859        267,704
- ---------------------------------------------------------------------------------------------------------------------
Kenneth R. Adams/(2)/        100,000     2,983,750             12,969             --           431,219             --
- ---------------------------------------------------------------------------------------------------------------------
Cristobal I. Conde                --            --              5,000             --           156,250             --
- ---------------------------------------------------------------------------------------------------------------------
Philip L. Dowd                    --            --             73,000         10,000         2,401,750        312,500
- ---------------------------------------------------------------------------------------------------------------------
Lawrence A. Gross              8,000       148,000             25,575             --           722,153             --
- ---------------------------------------------------------------------------------------------------------------------

(1) Exercisable option shares include 8,926, 2,000, 10,000 and 13,660 unvested, in-the-money option shares having year-end values of $243,234, $62,500, $312,500 and $376,423, respectively, which, if acquired by Messrs. Mann, Conde, Dowd and Gross, respectively, would be subject to transfer restrictions and repurchase by the Company under the Company's stock option plans.

(2) All options exercised by Mr. Adams during 1993 and all options held by Mr. Adams at year-end were options that he received as long-term incentive payouts (see Summary Compensation Table).

Certain Transactions with Management

Recipients of restricted stock awards from the Company also received non-recourse, balloon loans from the Company to help defray taxes due as a result of the awards. These loans bear interest at the prime rate, and the Company reimburses recipients for their costs incurred in connection with the interest due under the loans. In 1991, Mr. Mann received such a loan in the amount of $499,750. This loan was outstanding throughout 1993 and will mature in 1995.

As a result of an acquisition, the Company leases one of its facilities from an executive officer and his spouse, for which the Company paid rent of $279,672 during 1993.

Mr. Goldstein, a nominee for director of the Company, is Managing Director of Broadview Associates, an investment banking firm engaged by the Company in connection with acquisitions.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Company's Compensation Committee during 1993 was a current or former officer or employee of the Company. Mr. Roth, a member of the Company's Compensation Committee, is Of Counsel to Rosenman & Colin, a law firm engaged by the Company for certain matters.

During 1993, the Company had no compensation committee "interlocks" meaning that it was not the case that an executive officer of the Company served as a director or member of the compensation committee of another entity and an executive officer of the other entity served as a director or member of the Compensation Committee of the Company.

Performance Graph

The following graph shows a comparison of the five-year cumulative total return for the Company's common stock, the S&P 500 Index and the S&P Computer Software and Services Index, assuming an investment of $100 in each on December 31, 1988. The data points used for the performance graph are listed in the chart below.

                             [GRAPH APPEARS HERE]

- -------------------------------------------------------------------------------------------------------------
Performance Graph Data Points                      12/31/88  12/31/89  12/31/90  12/31/91  12/31/92  12/31/93
=============================================================================================================
SunGard Data Systems Inc. Common Stock                  100       153        73       122       192       266
- -------------------------------------------------------------------------------------------------------------
S&P 500 Index/(1)/                                      100       132       128       166       179       197
- -------------------------------------------------------------------------------------------------------------
S&P Computer Software & Services Index/(1)/             100       122        95       145       172       219
- -------------------------------------------------------------------------------------------------------------

  (1)  Source:  Zacks Investment Research, Inc.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors and officers (and possibly other persons) to file reports about their beneficial ownership of the Company's common stock and debentures. Based solely upon a review of the copies of such reports furnished to the Company by its directors and officers during and with respect to the year 1993, and based upon their written representations that they were not required to file any other reports for 1993, the Company believes that none of its directors or officers failed to file on a timely basis any reports required by
Section 16(a) of the Exchange Act with respect to the year 1993.

                                  PROPOSAL TWO

                   APPROVAL OF AN AMENDMENT TO THE COMPANY'S
               CERTIFICATE OF INCORPORATION INCREASING THE NUMBER
               OF AUTHORIZED SHARES OF COMMON STOCK BY 30,000,000

Under the Company's Certificate of Incorporation, the Company currently is authorized to issue up to 30,000,000 shares of common stock. As of December 31, 1993, there were approximately 9,797,000 authorized shares of the Company's common stock that were not issued or reserved for future issuance. In February 1994, the Board of Directors approved an Amendment to the Company's Certificate of Incorporation that increases the maximum number of authorized shares by 30,000,000 to a total of 60,000,000 shares, subject to approval by the stockholders of the Company. The purpose of the Amendment is to provide sufficient shares for future stock splits, stock dividends, recapitalizations, acquisitions and other corporate purposes, although no such use currently is planned. Once authorized, the additional shares of common stock may be issued with approval of the Board of Directors but without further approval of the stockholders unless stockholder approval is required by applicable law, rule or regulation. Accordingly, this solicitation may be the only opportunity for stockholders to approve such stock splits, stock dividends, recapitalizations, acquisitions and other corporate transactions.

Stockholder approval of this proposal is required under Delaware law. Approval of the Amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of common stock by 30,000,000 requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. If the stockholders do not approve the Amendment, then the number of authorized shares of the Company's common stock will remain at 30,000,000.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL TWO.

                                 PROPOSAL THREE

              APPROVAL OF THE COMPANY'S 1994 EQUITY INCENTIVE PLAN

In February 1994, the Board of Directors adopted the Company's 1994 Equity Incentive Plan ("Incentive Plan"), subject to approval by the stockholders of the Company. The primary reason for adopting the Incentive Plan is to ensure that the Company will be able to continue providing equity based compensation to its key employees, especially in view of the fact that the Company's 1986 Stock Option Plan, its current principal equity based plan, will expire in 1996.

Purposes. The purposes of the Incentive Plan are to promote the long-term retention of the Company's key employees and certain other persons who are in a position to make significant contributions to the success of the Company, to further reward these employees and other persons for their contributions, to provide additional incentive to these employees and other persons to continue making similar contributions, and to further align the interests of these employees and other persons with those of the Company's stockholders. To achieve these purposes, the Incentive Plan permits grants of incentive stock options ("ISOs"), options not intended to qualify as ISOs ("nonqualified options"), stock appreciation rights ("SARs"), restricted, unrestricted and deferred stock awards, performance awards, loans and supplemental cash awards, and combinations of the foregoing (all referred to as "Awards").

Number of Shares. The Incentive Plan permits Awards to be granted for a total of 500,000 shares of the Company's common stock, with an individual limit of 100,000 shares per recipient per year (subject to appropriate adjustments to reflect changes in the capitalization of the Company), which may be treasury shares, reacquired shares or newly-issued shares. Shares issuable under Awards that terminate unexercised, shares issuable under Awards that are payable in stock or cash but are paid in cash, and shares issued but later forfeited will be available for future Awards under the Incentive Plan.

Eligible Recipients. All current and future employees of the Company, and other persons who, in the opinion of the Compensation Committee, are in a position to make significant contributions to the success of the Company, such as consultants and non-employee directors other than members of the Compensation Committee itself, are eligible to receive Awards under the Incentive Plan.

Administration. The Incentive Plan is administered by the Compensation Committee, which determines, among other things and subject to certain conditions, the persons eligible to receive Awards, the persons who actually receive Awards, the type of each Award, the number of shares of common stock subject to each Award, the date of grant, exercise schedule, vesting schedule and other terms and conditions of each Award, whether to accelerate the exercise or vesting schedule or waive any other term or condition of an Award, whether to amend or cancel an Award, and the form of any instrument used under the Incentive Plan. The Compensation Committee has the right to adopt rules for the administration of the Incentive Plan, settle all controversies regarding the Incentive Plan and any Award, construe and correct defects and omissions in the Incentive Plan and any Award, and suspend or terminate the Incentive Plan subject to certain conditions. The Incentive Plan may be amended by the Compensation Committee, subject to certain conditions, provided that stockholder approval will be required whenever necessary for the Incentive Plan to continue to satisfy the requirements of certain securities and tax laws, rules and regulations.

Stock Options. Recipients of stock options under the Incentive Plan will have the right to purchase shares of the Company's common stock at an exercise price, during a period of time and on such other terms and conditions determined by the Compensation Committee. For ISOs, the recipient must be an employee, the exercise price must be at least 100% (110% if issued to a 10% stockholder) of fair market value on the date of grant, and the term cannot exceed ten years (five years if issued to a 10% stockholder) from the date of grant. If permitted by the Compensation Committee and subject to certain conditions, an option exercise price may be paid by delivery of shares of the Company's common stock that have been outstanding for at least six months, or a promissory note, or a broker's undertaking to promptly deliver the necessary funds, or by a combination of those methods. If permitted by the Compensation Committee, options (other than those granted in tandem with SARs) may be settled by the Company paying to the recipient, in cash or shares of common stock (valued at fair market value), an amount equal to the fair market value minus the exercise price of the option shares.

SARs. SARs may be granted under the Incentive Plan either alone or in tandem with stock options. Generally, recipients of SARS are entitled to receive, upon exercise, cash or shares of common stock (valued at fair market value) equal to the fair market value on the date of exercise minus the fair market value on the date of grant of the shares subject to the SAR, although certain other measurements also may be used. A SAR granted in tandem with a stock option is exercisable only if and to the extent that the option is exercised.

Stock Awards. The Incentive Plan provides for restricted, unrestricted or deferred stock awards. Stock awards allow the recipient to acquire shares of the Company's common stock for their par value or any higher price determined by the Compensation Committee. In the case of restricted stock awards, the shares acquired are subject to a vesting schedule and other possible conditions determined by the Compensation Committee. In the case of a deferred stock award, the recipient is entitled to acquire shares in the future at such times and on such conditions determined by the Compensation Committee.

Performance Awards. The Incentive Plan provides for performance awards entitling the recipient to receive stock options, stock awards or other types of Awards conditional upon achieving performance goals determined by the Compensation Committee. Performance goals may involve overall corporate performance, operating group or business unit performance, personal performance or any other category of performance determined by the Compensation Committee. Financial performance may be measured by revenue, operating income, net income, earnings per share, number of days sales outstanding in accounts receivable, productivity, return on equity, common stock price, price-earnings multiple, or other financial factor determined by the Compensation Committee.

Other Awards. Under the Incentive Plan, loans or supplemental cash awards may be granted to recipients of Awards to help defray taxes due as a result of the Awards. The terms and conditions of loans and supplemental cash awards, including the interest rate which may be zero, and whether any loan will be forgiven, are determined by the Compensation Committee.

Termination of Employment. Generally, upon termination of a recipient's employment or relationship with the Company, stock options and SARS remain exercisable for a period of three months (one year if termination is due to death or disability) to the extent that they were exercisable at the time of termination, and unvested shares under outstanding restricted stock awards vest immediately except in the case of a voluntary resignation or termination for cause (as defined in the Incentive Plan). Stock options, SARs and other Awards that are not exercisable at the time of termination automatically terminate, and payments or benefits under deferred stock awards, performance awards and supplemental cash awards that are not irrevocably due at the time of termination are forfeited.

Change in Control. Upon a change in control of the Company (as defined in the Incentive Plan), all outstanding options and SARs become fully exercisable, all unvested shares under outstanding restricted stock awards vest, and all conditions on deferred stock awards, performance awards and supplemental cash awards that relate only to the passage of time and continued employment lapse, in all cases effective six months after the change in control or upon an earlier involuntary termination of employment without cause. The pre-change in control Board of Directors of the Company may elect, however, to suspend operation of some or all of the change in control acceleration provisions.

Summary of Federal Income Tax Consequences. This discussion, which is based upon federal income tax law as in effect on December 31, 1993, summarizes certain federal income tax consequences associated with the Incentive Plan. The tax consequences to executive officers, directors, and others subject to Section 16 of the Exchange Act may be different from those summarized below.

No taxable income is realized upon the grant of a stock option or SAR, nor upon the exercise of an ISO except to the extent that the exercise may result in alternative minimum tax liability. Upon the exercise of a nonqualified option, the recipient realizes ordinary income equal to the fair market value on the date of exercise minus the exercise price of the option shares. Upon the exercise of a SAR, the recipient realizes ordinary income equal to the amount of cash and fair market value of any shares of common stock received. If restricted or deferred shares of common stock are used to settle a stock option or SAR, however, then the realization of income may be deferred. Upon a disposition of shares acquired by exercise of a stock option or SAR, the gain or loss generally constitutes a capital gain or loss. In the case of a disposition of ISO shares within one year after the date of exercise or within two years after the date of grant, the difference between the fair market value on the date of exercise and the exercise price constitutes ordinary income, and any additional gain above the fair market value on the date of exercise constitutes a capital gain.

Upon the grant of an unrestricted stock award, the recipient realizes ordinary income equal to the fair market value on the date of grant minus the price paid for the shares awarded. A recipient of a restricted stock award realizes ordinary income only as and when the shares vest, and a recipient of a deferred stock award realizes ordinary income only when the shares are actually transferred. The ordinary income realized on each vesting or transfer date equals the fair market value on that date less the price paid for the shares. A recipient of a restricted stock award may, however, choose or be required by the terms of the award to elect under Section 83(b) of the Internal Revenue Code to have the ordinary income associated with all of the restricted shares realized and measured on the date of grant. A recipient who makes such an election and later forfeits restricted shares may not claim a loss for tax purposes.

The tax consequences of a performance award depend upon the nature of the underlying Award earned if and when the performance goals are achieved. Generally, loans made under the Incentive Plan do not result in taxable income to the recipient. If the interest rate is lower than certain rates specified under the Internal Revenue Code, however, then ordinary income may be imputed to the recipient. Forgiveness of all or part of a loan also results in ordinary income to the recipient. The recipient of a supplemental cash award realizes ordinary income equal to the amount received.

Generally, whenever a recipient realizes ordinary income, a corresponding deduction is available to the Company. Under the Revenue Reconciliation Act of 1993, however, the Company will be denied a deduction for certain compensation exceeding $1,000,000 paid to its chief executive officer and four other highest paid executive officers, excluding (among other things) certain performance based compensation (see Compensation Committee Report).

1994 Awards. Under the Incentive Plan, and as approved by the Compensation Committee, the Company has granted long-term executive incentive compensation awards ("1994 Awards") to the Company's group chief executive officers, subject to stockholder approval of the Incentive Plan. The 1994 Awards will allow each group chief executive officer to earn options to purchase shares of the Company's common stock, based upon the cumulative growth in his group's operating income during 1994 through 1996. Stock options earned under the 1994 Awards will be nonqualified options, will be granted as of the first trading day after the end of the three-year incentive period, will have a term of ten years beginning on the date of grant, and will be fully vested beginning on the date of grant.

The number of stock options that may be earned under each of the 1994
Awards depends upon whether the cumulative operating income growth during the three-year incentive period reaches certain minimum or goal targets.
If the minimum target is not achieved, then no options will be earned. If actual results are between the minimum and goal targets, then the number of option shares will be prorated, and the exercise price will be $38.65 per share, which is the average of the last reported sale prices of the Company's common stock on the first ten trading days of 1994. If the goal target is exceeded, then the number of option shares will be the goal amount, and the option exercise price will be reduced depending upon the amount by which the goal target was exceeded, but not below $24.74 per share. The following table indicates, for each of the Company's executive officers named in the Summary Compensation Table and for all of the Company's executive officers as a group, the number of shares of common stock underlying options that will be granted under the 1994 Awards if the minimum or goal targets for cumulative operating income growth are met.



           Name                         Number of Units
                             (Number of Shares Underlying Options)
                           ---------------------------------------
                                  Minimum              Goal
==================================================================
James L. Mann                        --                 --
- ------------------------------------------------------------------
Kenneth R. Adams                    5,100              10,200
- ------------------------------------------------------------------
Cristobal I. Conde                  3,400               6,800
- ------------------------------------------------------------------
Philip L. Dowd                      5,100              10,200
- ------------------------------------------------------------------
Lawrence A. Gross                      --                  --
- ------------------------------------------------------------------
All 12 executive officers          21,000              42,000
- ------------------------------------------------------------------

Future Awards. If the Incentive Plan is approved by the stockholders, then the Company currently plans, but will have no legal obligation or commitment, to continue granting long-term executive incentive compensation awards, similar to the 1994 Awards, to the group chief executive officers on an annual basis, subject to approval by the Compensation Committee. Like the 1994 Awards, each of these annual awards would cover three-year incentive periods. No other awards under the Incentive Plan are currently planned, but others may be granted as determined by the Compensation Committee.

Stockholder Approval. There are three reasons for seeking stockholder approval of the Incentive Plan. One is to satisfy a NASD bylaw that requires companies whose shares are reported on the NASDAQ National Market System to obtain stockholder approval of stock plans for directors, officers or key employees. The second reason is to satisfy federal income tax law requirements relating to ISOs and requirements relating to performance based compensation, both of which include stockholder approval. The third reason is to satisfy the requirements of Rule 16b-3 under the Exchange Act, which include stockholder approval. If the Rule 16b-3 requirements are satisfied, then neither the grant of stock options, SARs or stock awards under the Incentive Plan, nor the transfer of shares to pay an option exercise price under the Incentive Plan (subject to certain conditions) will trigger the provisions of Section 16(b) of the Exchange Act regarding "short-swing" profits. If the stockholders do not approve the Incentive Plan, then neither the Incentive Plan nor the 1994 Awards will become effective.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL THREE.

                                 PROPOSAL FOUR

                          RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

The accounting firm of Coopers & Lybrand has acted as the Company's independent accountants since its inception in 1983 and has been recommended by the Audit Committee and selected by the Board of Directors to serve as the Company's independent accountants for 1994. Coopers & Lybrand's services to the Company for 1993 included the audit of the Company's annual consolidated financial statements, reviews of the Company's federal income tax returns, third party reviews of many of the Company's data processing and disaster recovery centers, and consultation on various tax, securities and other matters.

A representative of Coopers & Lybrand is expected to be present at the 1994 Annual Meeting, to have the opportunity to make a statement if he desires to do so, and to be available to respond to appropriate questions.

Although the selection of the Company's independent public accountants is not required by law to be submitted to the stockholders for ratification, the Company has adopted the policy of submitting this selection to a vote of its stockholders. If the stockholders do not ratify the appointment of Coopers & Lybrand as the Company's independent accountants for 1994, then the appointment will be reconsidered by the Audit Committee and the Board of Directors.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL FOUR.

                             STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the Company's 1995 Annual Meeting must be submitted by December 5, 1994 to receive consideration for inclusion in the Company's 1995 proxy materials.

                                 OTHER MATTERS

The Company currently knows of no other business that will be presented for consideration at the 1994 Annual Meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to those matters described in Rule 14a-4(c) under the Exchange Act, including matters that the Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any such matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.


EACH PERSON SOLICITED BY THIS PROXY STATEMENT MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1993, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY SENDING A WRITTEN REQUEST TO THE COMPANY'S HEADQUARTERS, ATTENTION: INVESTOR RELATIONS.


By Order of the Board of Directors,

/s/Lawrence A. Gross

Lawrence A. Gross
Vice President and General Counsel,
Secretary


April 4, 1994
Wayne, Pennsylvania

                         SunGard(R) Data Systems Inc.
                     Form of Proxy for 1994 Annual Meeting

- --------------------------------------------------------------------------------

                         SunGard(R) Data Systems Inc.

               1994 Annual Meeting of Stockholders--May 9, 1994

         SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints James L. Mann and Malcolm I. Ruddock, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to represent the undersigned and to vote, as directed below, all shares of Common Stock of SunGard Data Systems Inc. (the "Company") held by the undersigned as of March 16, 1994, at the Company's 1994 Annual Meeting of Stockholders to be held on May 9, 1994 or at any postponement or adjournment of the meeting.

PROPOSAL 1:  [_] FOR   the election of Gregory S. Bentley, Michael C. Brooks,
             Albert A. Eisenstat, James L. Mann, Michael Roth,
             Malcolm I. Ruddock and Lawrence J. Schoenberg as directors.

             To withhold authority to vote for all nominees, check here: [_]

             To withhold authority to vote for any individual nominee(s), clearly print his or their names in this space:

             -------------------------------------------------------------------

PROPOSAL 2:  [_] FOR   [_] AGAINST   [_] ABSTAIN   the approval of an  Amendment
             to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock by 30,000,000.

PROPOSAL 3:  [_] FOR   [_] AGAINST   [_] ABSTAIN   the approval of the Company's
             1994 Equity Incentive Plan.

PROPOSAL 4:  [_] FOR   [_] AGAINST   [_] ABSTAIN   the ratification of the
             appointment of Coopers & Lybrand as the Company's independent accountants for 1994.

                  THIS PROXY WILL BE VOTED AS DIRECTED ABOVE.
  UNLESS YOU DIRECT OTHERWISE, THIS PROXY WILL BE VOTED "FOR" ALL PROPOSALS.

                                                     (continued on reverse side)

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

                                                   (continued from reverse side)

Both proxy agents present and acting in person or by their substitutes (or, if only one is present and acting, then that one) may exercise all of the powers conferred by this proxy. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY WITH RESPECT TO CERTAIN MATTERS, AS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

The undersigned hereby acknowledges receipt of the Company's 1993 Annual Report to Stockholders, Notice of the Company's 1994 Annual Meeting of Stockholders, and the Company's Proxy Statement dated April 4, 1994.

                                     Date:                                , 1994
                                          --------------------------------
                                                (please date this proxy)

                                          --------------------------------------

                                          --------------------------------------
                                                       signature(s)

                                          Please sign your name exactly as it is
                                          printed on this proxy, indicating any
                                          title or other representative
                                          capacity.  If more than one name is
                                          printed on this proxy, all must sign.

        PLEASE DATE AND SIGN THIS PROXY AND PROMPTLY RETURN IT IN THE
                        ENCLOSED POSTAGE-PAID ENVELOPE.

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE COMPANY'S 1994 ANNUAL MEETING: [_]

- --------------------------------------------------------------------------------